Exhibit 99.1

Immunovant Reports Financial Results for the Quarter and Fiscal Year Ended March 31, 2020 and Announces Plans for Phase 3 Registrational Trial of IMVT-1401 in Myasthenia Gravis

•	Based on compelling proof-of-biology for anti-FcRn agents in Myasthenia Gravis (MG), Immunovant has begun preparations to initiate a Phase 3 registrational trial of IMVT-1401 in MG

•	IMVT-1401’s development program is entirely based on a subcutaneous injection format

•	Cash balance as of June 29, 2020, is approximately $280.4 million

NEW YORK, June 29, 2020 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases, today reported financial results for its fiscal fourth quarter and fiscal year ended March 31, 2020. As of today, June 29, 2020, Immunovant’s cash balance is approximately $280.4 million. “We recently strengthened our balance sheet, facilitating the continued advancement of IMVT-1401 as we progress towards our goal of enabling normal lives for patients with autoimmune diseases,” said Pete Salzmann, M.D., Chief Executive Officer of Immunovant.

In March, Immunovant announced positive clinical results from ASCEND GO-1, a Phase 2a trial of IMVT-1401 in Thyroid Eye Disease (TED), which reaffirmed IMVT-1401’s prior safety and pharmacodynamic findings and demonstrated encouraging potential efficacy for patients with TED. Complementing these findings, two recent successful studies for other drug candidates with the same mechanism of action provided strong clinical validation in MG and demonstrated a within-study relationship between the degree of IgG lowering and the magnitude of clinical benefit in MG. With proof-of-biology now established for anti-FcRn agents in MG, Immunovant has chosen to accelerate Phase 3 development of IMVT-1401 in MG. “Immunovant expects to engage the FDA on the design and conduct of the pivotal program and we expect the Agency’s feedback to be an important part of the final plan,” said Dr. Salzmann.

In light of the challenges created by COVID-19, including some clinical sites closing enrollment for new patients, Immunovant has taken several actions to ensure patient safety and quality trial execution. “During the past three months, our very experienced clinical development team has successfully maintained open lines of communication with our sites. Based on this strong link, we can report that new patients enrolled in our programs during calendar Q2 did not miss any in-person clinic visits during the initial treatment period. We’ve also been working with our partners to ensure that backup services are in place, which has enabled some virtual visits to replace in-person visits during the follow-up period after initial treatment. As always, we continue to stay abreast of evolving guidance from regulatory agencies emphasizing patient safety, flexibility within certain guardrails and very good documentation,” said Dr. Salzmann.

Immunovant expects to report results from ASCEND MG, a Phase 2a trial of IMVT-1401 in MG, in late calendar Q3 or early calendar Q4. As previously communicated, results from the high dose cohort of ASCEND WAIHA, a Phase 2a trial of IMVT-1401 in Warm Autoimmune Hemolytic Anemia (WAIHA) are still possible by the end of the second half of 2020 and results from ASCEND GO-2, a Phase 2b trial of IMVT-1401 in TED, are still possible in the first half of 2021. Immunovant intends to provide an update on its anticipated clinical development timelines for TED and WAIHA in the third quarter of calendar year 2020.

Financial Highlights for Fiscal Fourth Quarter ended March 31, 2020 and Fiscal Year ended March 31, 2020:

Cash Position: Cash balances as of March 31, 2020 and March 31, 2019 were $100.6 million and $7.0 million, respectively. The increase in cash was primarily related to the business combination with Health Sciences Acquisitions Corporation (HSAC) as described in the definitive proxy statement filed by HSAC with the SEC on November 27, 2019. Immunovant subsequently raised gross proceeds of $139.4 million from a public equity offering that closed on April 16, 2020 and $65.8 million in proceeds from the exercise of warrants issued by HSAC prior to its business combination with Immunovant.

R&D Expenses: Research and development expenses were $14.2 million for the three months ended March 31, 2020, compared to $8.0 million for the three months ended March 31, 2019. Research and development expenses were $47.9 million for the year ended March 31, 2020, compared to $25.7 million for the year ended March 31, 2019. The year-over-year increase was primarily driven by costs incurred to advance IMVT-1401 into four Phase 2 trials across three indications.

G&A Expenses: General and administrative expenses were $6.3 million for the three months ended March 31, 2020, compared to $1.0 million for the three months ended March 31, 2019. For the year ended March 31, 2020, general and administrative expenses were $18.2 million compared to $2.7 million for the year ended March 31, 2019. The year-over-year increase was primarily driven by costs associated with enhancing our operations to support four Phase 2 trials as well as significant, one-time costs related to the share exchange with HSAC.

Net Loss: Net loss was $20.6 million for the three months ended March 31, 2020, compared to $9.0 million for the three months ended March 31, 2019. For the year ended March 31, 2020, net loss was $66.4 million compared to $28.6 million for the year ended March 31, 2019.

About Immunovant, Inc.

Immunovant, Inc. is a clinical-stage biopharmaceutical company focused on enabling normal lives for patients with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as “may,” “might,” “will,” “would,” “should,” “expect,” “believe,” “estimate,” “intend,” and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning the expected timing of the initiation, timing, progress and reporting of results of Immunovant’s clinical programs and the potential efficacy of Immunovant’s product candidate for patients with autoimmune diseases. All forward-looking statements are based on estimates and assumptions by Immunovant’s management that, although Immunovant believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Immunovant expected. Such risks and uncertainties include, among others, initial results or other preliminary analyses or results of early clinical trials may not be predictive final trial results or of the results of later clinical trials; the availability of data from clinical trials; the expectations for regulatory submissions and approvals; the continued development of Immunovant’s product candidates; Immunovant’s scientific approach and general development progress; the availability and commercial potential of Immunovant’s product candidates including the size of potentially addressable markets and degree of market acceptance; and the potential impact of the recent COVID-19 pandemic on Immunovant’s clinical development plans and timelines. These statements are also subject to a number of material risks and uncertainties described from time to time in the reports Immunovant files with the SEC, including, but not limited to, its most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date on which it was made. Immunovant undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

IMMUNOVANT, INC.

Combined and Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended March 31,		Years Ended March 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)
Operating expenses:
Research and development (includes $447 and $196 of stock-based compensation expense for the three months ended March 31, 2020 and 2019 and $3,130 and $1,193 for the years ended March 31, 2020 and 2019, respectively) (1)	$14,168	$7,970	$47,927	$25,733
General and administrative (includes $1,393 and $37 of stock-based compensation expense for the three months ended March 31, 2020 and 2019 and $3,833 and $115 for the years ended March 31, 2020 and 2019, respectively) (2)	6,315	963	18,151	2,692

Total operating expenses	20,483	8,933	66,078	28,425
Interest expense	—	—	625	—
Other (income) expense, net	127	92	(412)	155

Loss before (benefit) provision for income taxes	(20,610)	(9,025)	(66,291)	(28,580)
(Benefit) provision for income taxes	(59)	7	97	19

Net loss	$(20,551)	$(9,032)	$(66,388)	$(28,599)

Net loss per common share — basic and diluted(3)	$(0.38)	$(0.23)	$(1.54)	$(1.29)

Weighted average shares outstanding — basic and diluted(3)	54,655,376	38,533,776	43,199,191	22,170,862

(1)	Includes $7 and $373 of costs allocated from Roivant Sciences Ltd. for the three months ended March 31, 2020 and 2019 and $159 and $3,582 for the years ended March 31, 2020 and 2019, respectively.
(2)	Includes $380 and $250 of costs allocated from Roivant Sciences Ltd. for the three months ended March 31, 2020 and 2019 and $1,381 and $1,180 for the years ended March 31, 2020 and 2019, respectively.
(3)	Retroactively restated for the reverse recapitalization.

IMMUNOVANT, INC.

Combined and Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,
	2020	2019
Assets
Current assets:
Cash	$100,571	$6,985
Prepaid expenses	5,460	2,632
Income tax receivable	36	49
Value-added tax receivable	3,009	2,913

Total current assets	109,076	12,579
Property and equipment, net	65	54
Deferred offering costs	246	1,195

Total assets	$109,387	$13,828

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,190	$206
Accrued expenses	10,938	6,225
Due to Roivant Sciences Ltd.	3,190	58

Total liabilities	15,318	6,489
Commitments and contingencies
Stockholders’ equity:(1)
Series A preferred stock, par value $0.0001 per share, 10,000 shares authorized, issued and outstanding at March 31, 2020 and no shares authorized at March 31, 2019	—	—
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, no shares issued and outstanding at March 31, 2020 and no shares authorized at March 31, 2019	—	—
Common stock, par value $0.0001 per share, 500,000,000 shares authorized, 56,455,376 shares issued and 54,655,376 shares outstanding at March 31, 2020 and 489,066,238 shares authorized, 38,590,381 shares issued and outstanding at March 31, 2019	5	4
Common stock subscribed	—	(3)
Additional paid-in capital	185,306	31,830
Accumulated other comprehensive (loss) income	(16)	346
Accumulated deficit	(91,226)	(24,838)

Total stockholders’ equity	94,069	7,339

Total liabilities and stockholders’ equity	$109,387	$13,828

(1)	Retroactively restated for the reverse recapitalization.

Contact:

John Strumbos, Ph.D., MBA

Vice President, Finance

Immunovant, Inc.

info@immunovant.com